THE DENALI FUND INC. ANNOUNCES COMMENCEMENT OF TENDER OFFER FOR ITS OUTSTANDING AUCTION PREFERRED SHARES

Boulder, CO (Business Wire) – June 22, 2011 – The Denali Fund Inc. (NYSE: DNY), a closed-end fund managed by Boulder Investment Advisers, LLC and Stewart Investment Advisers, announced today that, at a regular board meeting held on January 28, 2011, the Fund’s board of directors resolved that the Fund conduct a tender offer for the Fund’s auction preferred shares.

Accordingly, today, June 22, 2011, the Fund commenced an offer to purchase for cash up to 720 of its outstanding Series A auction preferred shares ("APS Shares") at a price equal to 95% of the liquidation preference of $25,000 per share (or, $23,750 per share), plus any unpaid dividends accrued through the expiration of the offer. The offer will expire at 5:00 P.M., Eastern Daylight Time, July 22, 2011, or on such later date to which the offer is extended, at the discretion of the Fund.

Additional terms and conditions of the tender offer are set forth in the Fund's tender offer materials, which will be distributed to holders of APS Shares.  Morrow & Co., LLC will serve as the information agent for the tender offer and The Colbent Corporation will serve as the depositary.  If you have any questions about the tender offer, you can contact Morrow & Co., LLC, at 1-800-662-5200.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell common stock or APS Shares of the Fund. The tender offer is being made only by an offer to purchase APS Shares, a related letter of transmittal and other documents, which have been filed with the Securities and Exchange Commission as exhibits to a tender offer statement on Schedule TO and are available free of charge at http://www.sec.gov and from the information agent by calling 1-800-662-5200. Holders of the APS Shares should read the offer to purchase and tender offer statement on Schedule TO and related exhibits as they contain important information about the tender offer.

 More information on the Fund can be found on the web at www.thedenalifund.com.

Company Contact:
Nicole Murphey
(303) 449-0426

Information Agent Contact:
Morrow & Co., LLC
John Ferguson
(800) 662-5200
(203) 658-9400

FORWARD‐LOOKING STATEMENTS

This press release may contain forward‐looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made in this release that look forward in time involve risks and uncertainties and are forward‐looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.